                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __ )*

                                WisdomTree Trust
           ----------------------------------------------------------
                                (NAME OF ISSUER)

                      WisdomTree Dreyfus Chinese Yuan Fund
           ----------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    97717W182
           ----------------------------------------------------------
                                 (CUSIP NUMBER)

                                JULY 2, 2009 (1)
           ----------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

--------------

(1) This statement on Schedule 13G also serves as the amended statement required for the end of the calendar year 2009.

----------------------                                      --------------------
CUSIP NO. 97717W182                    13G                    PAGE 2 OF 8 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Investment House Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              441,508 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          441,508 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     441,508 (*)(**)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.63% (**)(***)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on July 2, 2009, this figure was 401,508.

(**) The securities reported herein are beneficially owned by mutual funds managed by Psagot Mutual Funds Ltd. Psagot Mutual Funds Ltd. is a wholly-owned subsidiary of Psagot Investment House Ltd. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the members of the mutual funds. This Statement shall not be construed as an admission by Psagot Investment House Ltd. that it is the beneficial owner of any of the securities covered by this Statement.

(***) Based on 16,800,000 outstanding as of December 31, 2009 (as reported on
Bloomberg LP). This figure was 8.03% when the obligation to file this Schedule
13G arose on July 2, 2009, based on 5,000,000 outstanding on that date (as reported on Bloomberg LP).

----------------------                                      --------------------
CUSIP NO. 97717W182                    13G                    PAGE 3 OF 8 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Mutual Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              441,508 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          441,508 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     441,508 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.63% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on July 2, 2009, this figure was 401,508.

(**) Based on 16,800,000 outstanding as of December 31, 2009 (as reported on
Bloomberg LP.) This figure was 8.03% when the obligation to file this Schedule
13G arose on July 2, 2009, based on 5,000,000 outstanding on that date (as reported on Bloomberg LP).

ITEM 1.   (a)  NAME OF ISSUER:

               WisdomTree Trust

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               380 Madison Ave., 21st Floor, New York, NY 10017

ITEM 2.   (a)  NAME OF PERSON FILING:

               1.   Psagot Investment House Ltd.

               2.   Psagot Mutual Funds Ltd.

               The securities reported herein are beneficially owned by mutual funds managed by Psagot Mutual Funds Ltd., which is a
               wholly-owned subsidiary of Psagot Investment House Ltd.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Psagot Investment House Ltd. - 14 Ahad Ha'am Street, Tel Aviv
               65142, Israel

               Psagot Mutual Funds Ltd. - 14 Ahad Ha'am Street, Tel Aviv 65142,
               Israel

          (c)  CITIZENSHIP:

               Psagot Investment House Ltd. - Israel

               Psagot Provident Funds Ltd. - Israel

          (d)  TITLE OF CLASS OF SECURITIES:

               WisdomTree Dreyfus Chinese Yuan Fund

          (e)  CUSIP NUMBER:

               97717W182

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the members of the mutual funds.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
               beneficial owner of more than 5 percent of the class of
               securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2010
                                                 PSAGOT INVESTMENT HOUSE LTD.

                                                 /s/ Eli Bavly
                                                 ----------------------------
                                                 By: Eli Bavly
                                                 Title: Vice President

                                                 PSAGOT MUTUAL FUNDS LTD.

                                                 /s/ Ilan Rakoch
                                                 ----------------------------
                                                 By: Ilan Rakoch
                                                 Title: Chief Investment Officer

EXHIBIT NO.   DESCRIPTION

Exhibit 1     Agreement of Joint Filing